Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-221865-01

Pricing Supplement

Dated January 31, 2018

United Airlines, Inc.

$935,140,000

2018-1 Pass Through Trust

Class AA and Class A Pass Through Certificates, Series 2018-1

Pricing Supplement dated January 31, 2018 to the preliminary prospectus supplement dated January 31, 2018 relating to the Class AA Certificates and Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2018-1 (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2018-1 (“Class A Certificates”)

Amount:	$677,175,000	$257,965,000

CUSIP:	909318 AA5	90931V AA4

ISIN:	US909318AA56	US90931VAA44

Coupon:	3.50%	3.70%

Make-Whole Spread over Treasuries:	0.125%	0.150%

Expected Principal Distribution Window (in years):	1.0 – 12.0	1.0 – 12.0

Available Amount under Liquidity Facility at September 1, 2018:	$36,670,908	$14,767,780

Initial Maximum Commitment Amount Under Liquidity Facility:	$36,670,908	$14,767,780

Price to Public:	100%	100%

Underwriters:

Credit Suisse Securities (USA) LLC	$149,000,000.00	$56,700,000.00

Citigroup Global Markets Inc.	$149,000,000.00	$56,700,000.00

Goldman Sachs & Co. LLC	$125,175,000.00	$45,565,000.00

Deutsche Bank Securities Inc.	$102,500,000.00	$39,000,000.00

Morgan Stanley & Co. LLC	$102,500,000.00	$39,000,000.00

Barclays Capital Inc.	$7,000,000.00	$3,000,000.00

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$7,000,000.00	$3,000,000.00

BNP Paribas Securities Corp.	$7,000,000.00	$3,000,000.00

Credit Agricole Securities (USA) Inc.	$7,000,000.00	$3,000,000.00

J.P. Morgan Securities LLC	$7,000,000.00	$3,000,000.00

Standard Chartered Bank	$7,000,000.00	$3,000,000.00

Wells Fargo Securities, LLC	$7,000,000.00	$3,000,000.00

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$9,351,400

Settlement:	February 14, 2018 (T+10) closing date, the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Citigroup at 1-877-858-5407.